Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257583
Prospectus Supplement No. 3
(To Prospectus Dated April 12, 2023)

57,071,540 Shares of Common Stock
Up to 12,832,500 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 332,500 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 12, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-257583).

This prospectus supplement is being filed to update, amend and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 57,071,540 shares of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) up to 332,500 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering (an “IPO”) of FinServ Acquisition Corp. (“FinServ”).

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 12,832,500 shares of our Common Stock which consists of (i) 332,500 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 12,500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO of FinServ.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, under the symbols “KPLT” and “KPLTW,” respectively. On June 7, 2023, the closing price of our Common Stock was $0.69 and the closing price for our Public Warrants was $0.049.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 11 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 8, 2023.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2023

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	81-4424170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5204 Tennyson Parkway, Suite 500 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 6, 2023, Katapult Holdings, Inc., a Delaware corporation (the “Company” or “Katapult”) held an annual meeting of stockholders (the “Annual Meeting”) as a virtual meeting, conducted via live webcast, in connection with the proposals described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 25, 2023 (the “Proxy Statement”) and first mailed to stockholders on or about April 25, 2023. Each proposal (individually a “Proposal” and, collectively, the “Proposals”) voted upon at the Annual Meeting is described in detail in the Proxy Statement and the final voting results are indicated below.

As of the close of business on April 10, 2023, the record date for the Annual Meeting, there were 99,561,148 shares outstanding of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). A total of 70,032,221 shares of Common Stock, representing approximately 76.3% of the outstanding shares of Common Stock entitled to vote, were present in person or by proxy, constituting a quorum.

The voting results, as certified in the Final Report of the Inspector of Election, are as follows:

Proposal 1. Election of Directors – To elect Mr. Brian Hirsch and Ms. Jane J. Thompson as Class II Directors to the Board of Directors (the "Board"), to serve until the Company's 2026 Annual Meeting of Stockholders and until their successors are elected and qualified. The proposal was approved by the following votes for each nominee:

Director	Common Stock Votes For	Common Stock Votes Withheld	Common Stock Broker Non-Votes
Brian Hirsch	46,825,125	8,538,310	14,668,786
Jane J. Thompson	47,701,492	7,661,943	14,668,786

Proposal 2. Amendment to 2021 Equity Incentive Plan – To amend the 2021 Equity Incentive Plan for the Company to (i) provide an increase in the number of shares currently available under the 2021 Equity Incentive Plan, (ii) add an "evergreen" provision beginning as of January 1, 2024, and (iii) extend the expiration date to the tenth (10th) anniversary of the Annual Meeting. The proposal was approved by the following votes:

Common Stock Votes For	Common Stock Votes Against	Common Stock Abstentions	Common Stock Broker Non-Votes
45,104,605	10,045,782	213,048	14,668,786

Proposal 3. Ratification of the Appointment of Independent Registered Public Accounting Firm – To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The appointment was ratified by the following votes:

Common Stock Votes For	Common Stock Votes Against	Common Stock Abstentions	Common Stock Broker Non-Votes
68,362,788	461,556	1,207,877	0

Proposal 4. Reverse Stock Split – To grant the Board the discretionary authority to amend the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The proposal was approved by the following votes:

Common Stock Votes For	Common Stock Votes Against	Common Stock Abstentions	Common Stock Broker Non-Votes
65,873,266	3,907,287	251,668	0

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	First Amendment to Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Annex A to the Definitive Proxy Statement on Form DEF 14A filed with the SEC on April 25, 2023).
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 8, 2023	/s/ Orlando Zayas
		Name:	Orlando Zayas
		Title:	Chief Executive Officer